Exhibit 10.1

GLEACHER & COMPANY

SENIOR MANAGEMENT COMPENSATION AND RETENTION PLAN

Effective August 17, 2012

TABLE OF CONTENTS

Section 1. Introduction		1

1.1.	Establishment and Purpose	1
1.2.	Effective Date	1

Section 2. Definitions and Construction		2

2.1.	Definitions	2
2.2.	Gender and Number	5

Section 3. Participation by Eligible Employees		6

3.1.	Generally	6
3.2.	Nature of Benefit	6

Section 4. Severance Benefits		7

4.1.	In General	7
4.2.	Cash Benefit	7
4.3.	Equity Vesting Benefit	7
4.4.	Medical Benefits	8
4.5.	Qualifying Termination	9
4.6.	Application of Section 409A of the Code	10
4.7.	Application of Section 4999 of the Code	11

Section 5. Covenants		12

5.1.	Generally	12
5.2.	Noncompetition	12
5.3.	Non-Solicitation of Customers	12
5.4.	Non-Solicitation/No Hire of Employees	13
5.5.	Return of Property; Intellectual Property Rights	13
5.6.	Confidentiality	14

Section 6. Release and Acknowledgement		15

6.1.	Generally	15
6.2.	Time Limit for Providing Release and Acknowledgement	15

Section 7. Nature of Participant’s Interest in the Plan		16

7.1.	No Right to Assets	16
7.2.	No Right to Transfer Interest	16
7.3.	No Employment Rights	16

Gleacher & Company
Senior Management Compensation and Retention Plan

7.4.	Withholding and Tax Liabilities	16
7.5.	Attorneys’ Fees and Costs	16

Section 8. Administration and modification		17

8.1.	Plan Administrator	17
8.2.	Powers of the Administrator	17
8.3.	Finality of Committee Determinations	17
8.4.	Incapacity	17
8.5.	Amendment, Suspension, and Termination	17
8.6.	Power to Delegate Authority	17
8.7.	Headings	18
8.8.	Severability	18
8.9.	Governing Law	18
8.10.	Complete Statement of Plan	18

SECTION 1. INTRODUCTION

1.1.                            Establishment and Purpose.

The Company has established the Plan in order to enable the Company to achieve its long-term and operating objectives by (1) aligning the interests of key executive and management employees with those of the Company’s shareholders, (2) helping to retain key executive and management talent, and (3) protecting the Company’s interests by ensuring that key executive and management employees are bound by certain restrictive covenants.

The Plan is unfunded.  Any assets set aside to pay Plan benefits remain subject to the claims of the unsecured creditors of the Company.  Benefits due under the Plan that are not paid from a Rabbi trust or other funding mechanism established under the Plan shall be paid from the Company’s general assets.

1.2.                            Effective Date.

The Plan, as set forth in this document, is established effective August 17, 2012.

SECTION 2. DEFINITIONS AND CONSTRUCTION

2.1.                            Definitions.

When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)                                  “Administrative Committee” means the Administrative Committee or officer(s) appointed to administer the Plan or, if no such committee or officer(s) is appointed, the Compensation Committee.

(b)                                 “Affiliate” means an entity in control of, controlled by or under common control with Company.

(c)                                  “Beneficiary” means the person designated by a Participant to receive the Participant’s benefits under the Plan following the Participant’s death.  If a Participant dies without a valid Beneficiary designation in effect, the Beneficiary will be the Participant’s estate.  A Participant may revoke a prior Beneficiary designation at any time before the Participant dies.  No designation or change in Beneficiary shall be effective unless it is in writing and received by the Administrative Committee before the Participant’s death.

(d)                                 “Board of Directors” means the Board of Directors of the Company.

(e)                                  “Cause” means, as determined by the Administrative Committee, the Participant’s: (1) conviction of, or plea of guilty or “no contest” to, any felony; (2) conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving the Company and its business; (3) commission of an act of fraud or theft, or material dishonesty in connection with the performance of the Participant’s duties to the Company and its Affiliates; or (4) willful refusal or gross neglect to perform the duties reasonably assigned to the Participant and consistent with the Participant’s position with the Company and its Affiliates or otherwise to comply with the material terms of any agreement with the Company or any of its Affiliates, which refusal or gross neglect continues for more than fifteen (15) days after the Participant receives written notice thereof from the Company providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment).

(f)                                    “Change in Control” means the first to occur of the following events:

(1)                                  The acquisition, after the Effective Date, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the shares of Company Common Stock (the “Common Stock”), or (B) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any individual, entity or group (within meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) who, on the Effective Date, beneficially owned 10% or more of the Common Stock, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (iii) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (iv) any acquisition by any corporation (or other entity) if, immediately following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity) entitled to vote generally in the election of directors, is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

(2)                                  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

(3)                                  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), other than a Corporate Transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such Corporate Transaction, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such Corporate Transaction, more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation (or other entity) resulting from Corporate Transaction in substantially the same proportions as their respective ownership, immediately prior to such Corporate Transaction, of the Common Stock and the Voting Securities; or

(4)                                  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Company” means Gleacher & Company, Inc., and any successor to Gleacher & Company, Inc.

(i)                                     “Compensation Committee” means the Executive Compensation Committee of the Board of Directors.

(j)                                     “Disability” means a disability within the meaning of the Company-sponsored long-term disability plan in which the Participant participates or, if there is no such plan, a total disability as determined by the Social Security Administration.

(k)                                  “Effective Date” means August 17, 2012.

(l)                                     “Eligible Employee” means an employee of the Company who is an officer of the Company or holds any other key position designated by the Compensation Committee in its sole discretion as eligible to participate in the Plan.

(m)                               “Good Reason” has the meaning provided in Section 4.5(d).

(n)                                 “Participant” means an individual who has become a participant in the Plan under Section 3.

(o)                                 “Participation Agreement” has the meaning provided in Section 3.1.

(p)                                 “Plan” means the Gleacher & Company, Inc., Senior Management Compensation and Retention Plan, as set forth in this document.

(q)                                 “Qualifying Termination” has the meaning provided in Section 4.5.

(r)                                    “Restricted Period” shall be the period of time following a Participant’s Qualifying Termination that certain covenants set forth in Section 5 shall remain in effect, as provided in the applicable Participation Agreement.

(s)                                  “Section” means a section of this Plan and any subsections of that section.

2.2.                            Gender and Number.

Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate.  Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

SECTION 3. PARTICIPATION BY ELIGIBLE EMPLOYEES

3.1.                            Generally.

An Eligible Employee will not become a Participant in the Plan unless the Compensation Committee designates the Eligible Employee as eligible to participate in the Plan and the Eligible Employee receives and properly executes a Participation Agreement substantially in the form that is attached as Exhibit A to the Plan.

3.2.                            Nature of Benefit.

To the extent that a Participant experiences a Qualifying Termination and is entitled to a cash severance or severance-type payment under a different agreement, plan or arrangement, the benefit under the Plan shall be in addition to, and not in lieu of, such cash severance or severance-type payment.

SECTION 4. SEVERANCE BENEFITS

4.1.                            In General.

A Participant who experiences a Qualifying Termination shall be entitled to receive the benefits provided below.  However, notwithstanding the foregoing, a Participant shall not be entitled to any benefits under the Plan if the Participant does not comply with all of the requirements of the Plan, including the covenants in Section 5 and the requirement to execute (and not revoke) a release and acknowledgement in accordance with 6.1.

4.2.                            Cash Benefit.

(a)                                  Amount.  Subject to Section 5 and the timely execution of a release as provided in Section 6.1, a Participant who experiences a Qualifying Termination is entitled to the cash benefit, if any, as set forth in the Participant’s Participation Agreement.

(b)                                 Time and Form of Payment.  Except as provided in Section 4.6, the basic cash benefit will be paid in a single lump sum within 60 days following the date of the Participant’s Qualifying Termination (or, if the Participant’s  termination of employment occurs before a Change in Control, within 60 days of the Change in Control), provided that the payment will be made no earlier than the expiration of the 7-day revocation period under the release and acknowledgement executed pursuant to 6.1.

(c)                                  Death Benefit.  If the Participant dies after experiencing a Qualifying Termination but before receiving his or her basic cash benefit, the basic cash benefit will be paid to the Participant’s Beneficiary.

4.3.                            Equity Vesting Benefit.

(a)                                  Nature of Benefit.  Subject to the timely execution of a release as provided in Section 6.1, to the extent provided in the applicable Participation Agreement, a Participant who experiences a Qualifying Termination shall vest in, or otherwise have the restrictions lapse with respect to, all stock options, restricted shares, stock appreciation rights, restricted stock units and other equity-based awards that are outstanding at the time of the Qualifying Termination.

(b)                                 Payment.  The equity vesting benefit described in this Section 4.3 is in addition to, and not in lieu of, any rights the Participant may have under the terms of any outstanding stock options, restricted shares, stock appreciation rights and restricted stock units.  All such outstanding equity awards will be paid in accordance with the terms under which the award was granted.

4.4.                            Medical Benefits.

Subject to the timely execution of a release as provided in Section 6.1 and to the extent provided in the applicable Participation Agreement, a Participant who experiences a Qualifying Termination is entitled to medical benefits as follows—

(a)                                  A Participant will continue to receive medical benefits under the Company’s medical insurance plan under the same terms and conditions and at the same rates as active employees for the period beginning on the date medical benefits otherwise would cease as a result of the Participant’s experiencing a Qualifying Termination and continuing for eighteen (18) months following the Qualifying Termination.

(b)                                 If the Participant’s employment terminates before a Change in Control and such termination subsequently becomes a Qualifying Termination because a Change in Control occurs during the six-month period immediately following the Participant’s termination of employment, the Participant shall become eligible for the benefits provided in Section 4.4(a) as of the date of the Change in Control and such benefits shall continue for eighteen (18) months following the Change in Control.

(c)                                  The medical benefits provided in this Section 4.4 shall not constitute coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  COBRA coverage shall not commence (or re-commence with respect to Participants described in Section 4.4(b)) until the medical benefits described in this Section 4.4 have ceased.

(d)                                 The Company shall provide the benefit described in this Section 4.4 on a pre-tax basis to the maximum extent possible.  However, the Company shall provide the benefit on an after-tax basis (or provide a taxable lump sum cash payment) if necessary to prevent the Company’s medical plan from being impermissibly discriminatory under applicable law or otherwise to avoid any adverse tax consequences to the Participant.

(e)                                  The Company reserves the right to modify, amend, or terminate at any time, the medical benefits that would have been provided to the Participant if he had continued employment with the Company, provided that any such changes must be applicable to employees generally and not just to the Participant or other former employees.

4.5.                            Qualifying Termination.

(a)                                  A Participant experiences a Qualifying Termination if the Participant’s employment with the Company terminates in Connection with a Change in Control and terminates —

(1)                                  involuntarily by the Company for any reason other than for Cause, Disability or death; or

(2)                                  by the Participant for Good Reason.

(b)                                 If there is a Change in Control, a Participant will not be considered to have experienced an involuntary termination of employment solely because the Participant becomes employed by a successor business.

(c)                                  Qualifying Termination in Connection with a Change in Control.

A Participant’s employment with the Company terminates “in Connection with a Change in Control” if the Participant’s termination occurs during the thirty-month period that begins six months before the Change in Control and ends twenty-four months after the Change in Control.  If the Participant’s employment terminates before a Change in Control and such termination subsequently becomes a Qualifying Termination because a Change in Control occurs during the six-month period immediately following the Participant’s termination of employment, the Participant will be deemed to have experienced the Qualifying Termination on the date of the Change in Control.

(d)                                 Good Reason.  The occurrence of any one of the following events without the Participant’s written consent constitutes Good Reason for termination—

(1)                                  a material diminution in the Participant’s base compensation;

(2)                                  a material diminution in the Participant’s authorities, duties or responsibilities with the Company;

(3)                                  a material diminution in the authorities, duties, or responsibilities of the supervisor to whom the Participant is required to report (or, if, immediately before the Change in Control, the Participant reports directly to the Board of Directors, a requirement that the Participant be required to report to a corporate officer or employee instead of reporting directly to the board of directors or similar governing body of any successor entity);

(4)                                  the imposition of any requirement that the Participant’s principal office be based anywhere other than within 50 miles of where the Participant’s principal office was located on the date the Participant became eligible to participate in the Plan; or

(5)                                  a material breach by the Company of the terms of the Plan or any other agreement under which the Participant provides services to the Company.

Notwithstanding the foregoing, no event shall constitute Good Reason unless (y) the Participant notifies the Company of the condition that is alleged to constitute Good Reason in writing within thirty (30) days of the first occurrence of the condition and (z) the Company fails to correct the condition within thirty (30) days of its receipt of such notice from the Participant.  If the Company fails to remedy the condition constituting Good Reason during the thirty-day cure period, the Participant must terminate employment within ninety (90) days following the end of the cure period in order for such termination to constitute a termination for Good Reason.

The notice and cure periods set forth in the preceding paragraph shall not apply to a Participant whose employment terminates before a Change in Control.  Such a Participant must notify the Company in writing within thirty (30) days following the Change in Control that the Participant’s employment terminated for Good Reason and that the Participant is entitled to benefits under the Plan.

4.6.                            Application of Section 409A of the Code.

(a)                                  This Section 4.6 (1) applies only to the extent section 409A of the Code applies to any benefit payable under the Plan, (2) supersedes any provision of the Plan or a Participation Agreement to the extent that such provision conflicts with this Section 4.6, (3) is intended to comply with and avoid the adverse tax consequences of Section 409A of the Code, and (4) will be interpreted, operated, and administered in a manner consistent with this intent.

(b)                                 A payment that is required to be made on a certain date may be made as soon as practicable following such date, provided that the payment must be made during the same calendar year as the required payment date or, if later, by the 15th day of the third calendar month following the required payment date, or otherwise in accordance with section 409A.

(c)                                  Nothing in this Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with section 409A) from the Participant to the Company or to any other individual or entity.

(d)                                 Any payment by the Company to the Participant under this Plan that is subject to section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of section 409A.  Each such payment shall be considered to be a separate payment for purposes of section 409A.

(e)                                  If, upon separation from service, the Participant is a “specified employee” within the meaning of section 409A, any payment under this Plan that is subject to section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by section 409A(a)(2)(B)(i)).

(f)                                    If the period during which the Participant has discretion to execute or revoke a release straddles two calendar years, the Company shall make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year the Participant actually delivers the executed release to the Company.

(g)                                 A Change in Control shall not be treated as a triggering event for a payment that is subject to section 409A unless such Change in Control constitutes a permissible payment triggering event under section 409A.

4.7.                            Application of Section 4999 of the Code.

If any amount payable to the Participant under this Plan or otherwise would constitute a “parachute payment” within the meaning of section 280G of the Code and, but for this Section 4.7, would be subject to the excise tax imposed by section 4999 of the Code, then the Participant’s payments under the Plan shall be reduced to the greatest amount that would not be subject to the excise tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the excise tax, and any other applicable taxes, the Participant would retain a greater amount on an after-tax basis following such reduction.

SECTION 5. COVENANTS

5.1.                            Generally.

(a)                                  In consideration for the opportunity to receive the benefits provided under the Plan, each Participant will agree to the covenants set forth in this Section 5.

(b)                                 The Participant shall be bound by all of the covenants set forth in this Section 5 during the Participant’s employment with the Company and its Affiliates, and shall remain bound by the covenants following the termination of that employment for any reason, except that the covenants in Sections 5.2 (“Noncompetition”), 5.3 (“Non-Solicitation of Customers”), and 5.4 (“Non-Solicitation/No Hire of Employees”) shall not apply following the Participant’s termination of employment unless such termination is a Qualifying Termination.

(c)                                  The covenants set forth in this Section 5 shall apply in addition to, and not in lieu of, any similar covenants to which the Participant may be bound pursuant to the terms of a separate agreement with or plan sponsored by the Company or its Affiliates.

5.2.                            Noncompetition.

During the period of a Participant’s employment with the Company and at all times during the Restricted Period, the Participant will not, without the Company’s written consent, directly or indirectly, (a) be employed by, engaged as a consultant, director or advisor for or provide any services or assistance in any capacity to any company or other entity, firm or organization that provides, sells or markets products or services that compete or will compete with the products and/or services provided, marketed, sold or being developed by the Company or its Affiliates (a “Competitor”), (b) organize, establish or operate as a Competitor or manage or direct persons engaged in any business in competition with the businesses of the Company or any of its Affiliates, or (c) acquire or have an ownership interest in any entity that derives revenues from any business in competition with the business of the Company or any of its Affiliates (except for passive ownership of five percent (5%) or less of an entity).

5.3.                            Non-Solicitation of Customers.

During the period of a Participant’s employment with the Company and at all times during the Restricted Period, the Participant will not, without the Company’s written consent, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any customer, client, investor

(excluding anyone who is an investor solely as a holder of shares of Company common stock), supplier, licensee or other business relation (in each case, whether former, current or prospective) of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

5.4.                            Non-Solicitation/No Hire of Employees.

During the period of a Participant’s employment with the Company and at all times during the Restricted Period, the Participant will not, without the Company’s written consent, directly or indirectly, (a) solicit, induce or persuade or attempt to solicit, induce or persuade any individual who is (or was, during the preceding twelve months) employed by or providing services to the Company or one of its Affiliates to terminate or refrain from renewing or extending such employment or services, or to become employed by or become a consultant to any other individual, entity, firm or organization other than the Company or its Affiliates or (b) hire any person who is (or who was during the preceding twelve months) an employee of the Company or its Affiliates.

5.5.                            Return of Property; Intellectual Property Rights.

On or before a Participant’s termination of employment with the Company or an Affiliate for any reason, the Participant will return to the Company all property owned by the Company or an Affiliate or in which the Company or an Affiliate has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards.  In addition, the Participant will acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks that the Participant may have originated or developed, or assisted in originating or developing, during his period of employment with the Company or an Affiliate, where any such origination or development involved the use of Company or Affiliate time or resources, or the exercise of his responsibilities for or on behalf of the Company or an Affiliate.  The Participant will at all times, both before and after his or her termination, cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.6.                            Confidentiality.

(a)                                  Except (1) as required in order to perform your obligations to the Company, (2) as may otherwise be required by law or any legal process, or (3) as is necessary in connection with any adversarial proceeding against the Company (in which case you shall use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), you shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of the Company’s or an Affiliate’s Confidential Information at any time during or after your employment with the Company or any of its Affiliates.

(b)                                 Definitions.

(1)                                  “Confidential Information” means any valuable, competitively sensitive, proprietary or non-public data and information related to business carried on by the Company or any Affiliate (the “Business”), including, without limitation, Trade Secrets, that are not generally known by or readily available to the Company’s or any Affiliate’s competitors.

(2)                                  “Trade Secrets” means information or data of Company or any of its Affiliates in connection with the Business, including, but not limited to, technical or non-technical data, financial information, strategies, forecasts, new products, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or any information related to actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

SECTION 6. RELEASE AND ACKNOWLEDGEMENT

6.1.                            Generally.

A Participant will not be entitled to any benefits under this Plan unless, at the time of the Participant’s Qualifying Termination, the Participant executes and does not subsequently revoke a release and acknowledgement satisfactory to the Company releasing the Company, its affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his successors and beneficiaries might then have against them (excluding any claims the Participant might then have under this Plan or any employee benefit plan sponsored by the Company) and acknowledging an intent to continue to be bound by the covenants.  The release and acknowledgement will be substantially in the form that is attached as Exhibit B to the Plan.

6.2.                            Time Limit for Providing Release and Acknowledgement.

A Participant will execute and submit the release and acknowledgement to the Company within 30 days after the Participant’s Qualifying Termination.  However, if the Participant’s Qualifying Termination is in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release and acknowledgement to the Company.

SECTION 7. NATURE OF PARTICIPANT’S INTEREST IN THE PLAN

7.1.                            No Right to Assets.

Participation in the Plan does not create, in favor of any Participant or Beneficiary, any right or lien in or against any asset of the Company or an Affiliate.  Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person.  The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant and Beneficiary, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2.                            No Right to Transfer Interest.

Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance.

7.3.                            No Employment Rights.

No provisions of the Plan and no action taken by the Company, the Board of Directors, the Compensation Committee, or the Administrative Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant.

7.4.                            Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrative Committee.  In addition, the Participant or Beneficiary (as the case may be) will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

7.5.                            Attorneys’ Fees and Costs.

The Company will pay or reimburse a Participant for all reasonable legal fees (including court costs and expenses) that the Participant incurs in connection with or as a result of any claim, action or proceeding brought by the Company or the Participant with respect to the Plan if the Participant prevails with respect to any part of the claim, action or proceeding.

SECTION 8.  ADMINISTRATION AND MODIFICATION

8.1.                            Plan Administrator.

The Administrative Committee will administer the Plan.

8.2.                            Powers of the Administrator.

The Administrative Committee’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision).  The Administrative Committee has full discretionary authority to exercise each of the foregoing powers.

8.3.                            Finality of Committee Determinations.

Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives.

8.4.                            Incapacity.

If the Administrative Committee determines that any person entitled to benefits under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Administrative Committee to have incurred expenses for such person.

8.5.                            Amendment, Suspension, and Termination.

The Board of Directors has the right by written resolution to amend, suspend, or terminate the Plan at any time.  However, no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who already is a Participant in the Plan without his express written consent.

8.6.                            Power to Delegate Authority.

The Board of Directors and the Administrative Committee may, in their sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.7.                            Headings.

The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.8.                            Severability.

If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been included in the Plan.

8.9.                            Governing Law.

The Plan will be construed, administered, and regulated in accordance with the laws of the state of Delaware (without regard to its conflict of laws principles), except to the extent that those laws are preempted by federal law.

8.10.                     Complete Statement of Plan.

This Plan contains a complete statement of its terms.  The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.5.  A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan.  No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan.  Notwithstanding the preceding provisions of this Section 8.10, for purposes of determining benefits with respect to a Participant, this Plan will be deemed to include (a) the provisions of any Participation Agreement and (b) the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

EXHIBIT A

MODEL PARTICIPATION AGREEMENT

[Gleacher Letterhead]

August     , 2012

[Participant Name]
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, NY 10104

Re:                             Participation in Gleacher & Company Senior Management Compensation and Retention Plan

Dear                         :

As you know, this is an exciting and challenging time for Gleacher & Company, Inc.  As part of its strategy to retain key employees to help meet these challenges, Gleacher has adopted the Gleacher & Company Senior Management Compensation and Retention Plan (the “Plan”).

Because of your position with Gleacher, you have been selected to participate in the Plan.  If you satisfy all of the requirements of the Plan, you are eligible to receive a cash severance benefit of $[                          ], [full vesting] of all of your outstanding equity-based awards and medical benefits for [                          ] (    ) months following your termination of employment, and your Restricted Period shall be [    ] months following your termination of employment.  In general, to receive the cash payment and the other benefits under the Plan, your employment with Gleacher must be involuntarily terminated without Cause or you must terminate your employment for Good Reason, in either case within six months before or two years after a Change in Control of Gleacher (all as defined in the Plan).

A copy of the Plan is attached to this letter.  Please retain a copy of this letter and the attachment for your records.

To accept this award and to agree to be bound by the terms of the Plan, please sign a copy of this letter and return it to Gleacher, attention General Counsel, by [                        , 2012].  If you fail to do so, this agreement will be void and you will not be eligible to receive any of the benefits offered under the Plan.

A-1

Congratulations on your selection to participate in the Plan.  We look forward to continuing to work with you to help Gleacher achieve its goals.

Sincerely,

[Name]
on behalf of the Administrator of the Plan

Attachment

By signing below, you agree and acknowledge that: (1) you have received and reviewed a copy of the Plan, (2) you agree to be bound by the terms of the Plan, including the covenants set forth in Section 5 of the Plan, (3) the Company will suffer irreparable harm if you violate or threaten to violate the provisions in Section 5, (4) the provisions of Section 5 are reasonable and necessary for the protection of the business of the Company and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (5) in addition to any other remedies, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of Section 5 in any court that may have competent jurisdiction over the matter in dispute, and (6) you understand that you will not be entitled to any benefits under the Plan unless you experience a Qualifying Termination and execute (and do not revoke) a release and acknowledgement as described in Section 6 of the Plan.

Date	Signature of Participant

A-2

EXHIBIT B

MODEL RELEASE AND ACKNOWLEDGEMENT

In consideration of the benefits I am entitled to receive under the Gleacher & Company, Inc., Senior Management Compensation and Retention Plan (the “Plan”), I, [employee name], on behalf of myself, and on behalf of my heirs, successors and assigns, hereby agree to release Gleacher & Company, Inc. (the “Company”), all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, predecessors, successors, and assigns from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment.

I also promise not to sue the Company; any of its past, present and future subsidiaries, affiliates, directors, officers, employees, agents, and representatives; or any of its or their respective heirs, predecessors, successors, and assigns based, in whole or in part, on any claims relating to my employment with the Company or the termination of that employment.  However, I am not releasing my rights, if any, under any qualified employee retirement plan nor am I releasing any rights or claims that may arise after the date on which I sign this Release.  Those rights, and only those rights, survive unaffected by this Release.

I understand that as a consequence of my signing this Release I am giving up, with respect to my employment and the termination of that employment, any and all rights I might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise.

I acknowledge and agree that:

1.                                       The benefits I am receiving under the Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

2.                                       The Company advised me in writing to consult with an attorney prior to executing a copy of the Plan document and the Release.

3.                                       I was given a period of at least [21/45] days within which to consider the Plan and the Release.

4.                                       The Company has advised me of my statutory right to revoke my acceptance of the terms of the Plan and this Release at any time within seven (7) days of my signing of this Release.

5.                                       I warrant and represent that my decision to accept the Plan (including this Release) was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Plan or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of the Plan or Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration received from the Company under the Plan.

I understand that the provisions of Section 5 of the Plan may limit my ability to earn a livelihood in a business similar to the business of the Company, but I nevertheless agree that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to me.  I further agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants in Section 5 of the Plan and that, in addition to any other remedies at law including money damages and the right to withhold payments otherwise due to me, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining me from any actual or threatened breach of Section 5 of the Plan in any court which may have competent jurisdiction over the matter in dispute.  With respect to any provision of Section 5 of the Plan finally determined by a court of competent jurisdiction to be unenforceable, I hereby agree that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law.  If any of the covenants of Section 5 of the Plan are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at       , this          day of                         , 20    .

[name of employee]

Witnessed by                                on this            day of                         , 20    .

WITNESS